As Filed With The Securities and Exchange Commission On May 16, 2008 Registration No. 333-131388

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 ___________________________

POST EFFECTIVE AMENDMENT NO. 3 TO FORM SB-2 ON FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ___________________________ GLOBAL MED TECHNOLOGIES, INC. (Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-1116894 (I.R.S. Employer Identification No.)

12600 West Colfax, Suite C-420 Lakewood, Colorado 80215 Telephone (303) 238-2000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Michael I. Ruxin, M.D
Chairman of the Board
and Chief Executive Officer
Global Med Technologies, Inc.
12600 West Colfax, Suite C-420
Lakewood, Colorado 80215
Telephone No.: (303) 238-2000
Telecopier No.: (303) 238-3368

Clayton E. Parker, Esq.
Matthew Ogurick, Esq.
Kirkpatrick & Lockhart Preston Gates Ellis LLP
200 South Biscayne Boulevard, Suite 2000
Miami, Florida 33131
Telephone No.: (305) 539-3300
Telecopier No.: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ (Smaller reporting company ☒

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EXPLANATORY NOTE (NOT PART OF THE PROSPECTUS)

     By Registration Statement on Form SB-2, No. 333-131388 (the “SB-2 Registration Statement”), Global Med Technologies, Inc., or Registrant, registered under the Securities Act of 1933, as amended, 24,529,793 shares of its common stock.

     At the time of filing the SB-2 Registration Statement, Registrant did not meet the requirements for use of Form S-3 and, accordingly, was not able to incorporate by reference its reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, into the SB-2 Registration Statement. However, at the time of filing of this Post-Effective Amendment No. 3 on Form S-3 to the SB-2 Registration Statement, Registrant meets the requirements for use of Form S-3 and is filing this Post-Effective Amendment on Form S-3 in reliance upon Rule 401(e) promulgated under the Securities Act of 1933. This Post-Effective Amendment pertains to any resale transaction of the common stock and is intended to allow Registrant to incorporate by reference its reports filed pursuant to Section 13(a) and 15(d) of the Exchange Act into the SB-2 Registration Statement, as amended. This Post-Effective Amendment No. 3 is revised herein to correct the shares to be sold in the offering column in the “Selling Shareholders” table and related footnotes and to add the signature of the Acting Chief Financial Officer and Principal Financial and Accounting Officer.

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The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This Prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 16, 2008

PROSPECTUS GLOBAL MED TECHNOLOGIES, INC. 24,529,793 Shares of Common Stock ______________________

This Prospectus relates to the sale of up to 24,529,793 shares of Global Med Technologies, Inc. (“Global Med” or the “Company”) common stock by certain persons who are stockholders of Global Med. The selling stockholders consist of:

  Victory Park Master Fund, Ltd., which intends to sell up to 9,625,000 shares of common stock underlying shares of the Company’s Series A preferred stock (“Series A Preferred”) and warrants previously issued to it;
  Crestview Capital Master, LLC, which intends to sell up to 6,611,112 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it. As of the date hereof, this selling stockholder has converted 1,260 shares of Series A Preferred into 1,750,000 shares of common stock, all of which such registered shares have been sold by the selling stockholder;
  Stark Master Fund, Ltd., which intends to sell up to 4,958,333 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it;
  Enable Growth Partner, LP, which intends to sell up to 1,322,223 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it. As of the date hereof, this selling stockholder has converted 544 shares of Series A Preferred into 755,556 shares of common stock, all of which such registered shares have been sold;
  Fusion Capital Fund II, LLC, which intends to sell up to 1,397,569 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it. As of the date hereof, this selling stockholder has converted 575 shares of Series A Preferred into 798,611 shares of common stock, none of which such registered shares have been sold;
  Enable Opportunity Partners LP, which intends to sell up to 330,556 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it. As of the date hereof, this selling stockholder has converted 136 shares of Series A Preferred into 188,887 shares of common stock, all of which such registered shares have been sold;
  Dan Zwiren who intends to sell up to 142,500 shares of common stock underlying warrants previously issued to him; and
  Steve Spence who intends to sell up to 142,500 shares of common stock underlying warrants previously issued to him.

Please refer to “Selling Stockholders” beginning on page 14.

Global Med is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

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The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock. On April 23, 2008, the last reported sales price of our common stock was $1.23 per share.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “GLOB.OB”

These securities are speculative and involve a high degree of risk. Please refer to “Risk Factors” beginning on page 5.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholder will be placed in escrow, trust or any similar account.

Investing in the securities involves a high degree of risk. See “Risk Factors” beginning on page 5. You should carefully consider the risk factors, as well as the other information presented in this Prospectus, in deciding whether or not to invest in our common stock. Each of the factors could adversely affect the price of our common stock, our business, financial condition and results of operations, and could result in a loss of all or part of your investment.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________

The date of this Prospectus is May __, 2008

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TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	3
RISK FACTORS	5
FORWARD-LOOKING STATEMENTS	11
USE OF PROCEEDS	12
SELLING STOCKHOLDERS	13
PLAN OF DISTRIBUTION	16
LEGAL MATTERS	18
EXPERTS	18
AVAILABLE INFORMATION	19
INCORPORATION BY REFERENCE	19
PART II INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
EXHIBIT INDEX	II-2
SIGNATURES	II-4

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PROSPECTUS SUMMARY

Business

     Global Med Technologies, Inc. (“Global Med”, “we” or the “Company”) provides information management software products and services to the health care industry. Wyndgate Technologies (“Wyndgate”) operates as a division of Global Med and designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other healthcare related facilities. In addition, in 1999, Global Med formed a subsidiary, PeopleMed.com, Inc. (“PeopleMed”). PeopleMed is 83% owned by the Company. PeopleMed supports chronic disease management as an application services provider (“ASP”) and began offering validation services to the blood bank industry late in 2007.

     Global Med sells various core products and their related components through its Wyndgate division: SafeTrace®, SafeTrace Tx®, and its ElDorado™ product suite. SafeTrace is used to assist community blood centers, hospitals, plasma centers and outpatient clinics in the U.S. in complying with the quality and safety standards of the U.S. Food and Drug Administration (the “FDA”) for the collection and management of blood and blood products. SafeTrace Tx is a transfusion management information system that is designed to be used by hospitals and centralized transfusion centers to help insure the quality of blood transfused into patient-recipients. SafeTrace Tx provides electronic cross-matching capabilities to help insure blood compatibility with patient-recipients and tracks, inventories, bills and documents all activities with blood products from the time blood products are received in inventory to the time the blood products are used or returned to blood centers. SafeTrace Tx complements SafeTrace, because the combined SafeTrace Tx and SafeTrace software system is now able to integrate hospitals with blood centers and provide a “vein-to-vein”Ò tracking of the blood supply. ElDorado Donor™ is intended as a comprehensive blood management software application designed to provide for the information system needs of blood banks and donor centers. ElDorado Donor Doc™ is an electronic history questionnaire that assists in the blood donor screening process.

     Our Wyndgate division earns revenues primarily through the sale of software licenses, implementation of the software systems sold, and by providing maintenance for the SafeTrace and SafeTrace Tx software systems. During the fiscal year ended December 31, 2007, Wyndgate’s revenues represented 98% of Global Med’s total revenues.

     PeopleMed provides chronic disease management services through an ASP and offers validation services to the blood bank industry which include documenting and testing systems to enable the user of these systems to conform to specific requirements and regulations. In fall of 2007, PeopleMed’s services were expanded to include validation activities and offering of quality-certified resources to help clients and non-clients perform FDA-required user validation testing on blood bank software systems prior to Go-Live. In addition to Go-Live activities, PeopleMed also offers independent services for system revalidation for clients who are upgrading to newer versions and for clients modifying the setup of the software application to meet the May 2008 deadline to start using a new required label format for blood products called ISBT 128. PeopleMed’s revenues were not significant during the fiscal year ended December 31, 2007.

     The decision to purchase a new blood bank system is driven in large part by one or all of the following: replacing antiquated technology, upgrading the laboratory information system (“LIS”) of the hospital which typically includes the purchase of a blood bank system, and replacing existing products that have been sunsetted. The Company believes that because the purchase of an LIS by a hospital is a significant driver in the decision to purchase a blood bank system, the Company is heavily reliant on its relationships with its channel partners that sell their LIS systems in combination with the Company’s blood bank products.

     Entities that plan to purchase blood bank products primarily have two choices:

1.	Upgrade their current system with their existing vendor, or

2.	Select a replacement system from an alternative vendor.

     Overall, Global Med’s revenues for the year ended December 31, 2007 increased $3.717 million or 30.1% to $16.079 million from $12.362 million from the prior year. Cost of revenues increased $862,000 or 21.3% for the year ended December 31, 2007 to $4.904 million from $4.042 million for the prior year. For the year ended December 31, 2007 and 2006, operating expenses were $9.288 million and $7.512 million, and net income was $1.978 million and $1.381 million, respectively. The increase in net income was primarily attributable to the increase in revenues.

     For the year ended December 31, 2007, operations provided $4.421 million in cash. For the comparable period in 2006, Global Med’s operations provided $1.224 million in cash. The Company believes that its cash flows from the sale of SafeTrace, SafeTrace Tx, and new products to customers and the current backlog of existing business will continue to be strong on an annual basis through the remainder of fiscal year 2008 and possibly thereafter. The Company believes its revenues and operating income will continue to grow in 2008 and possibly beyond. For the fourth quarter ended December 31, 2007, the Company’s revenues increased $619,000 or 16.8% to $4.297 million from $3.678 million during the comparable quarter in 2006.

     The Company believes that its current customer base and projected backlog of business, as well as sales to new customers, will be sufficient to fund operations which include its planned software development activities, and likely will generate positive cash flows from operations and negative cash flows from investing activities through 2008, and possibly thereafter. The Company believes that based on its recurring revenues, current backlog, and its projected pipeline of business, it will be profitable during 2008 and possibly thereafter.

Recent Developments

     On March 26, 2008, the Company signed a Stock Purchase Agreement to acquire Inlog, SA, a French company, and its subsidiaries (“Inlog”) for a maximum of $11.5 million in a combination of cash, stock and earnout payments. Inlog, based in Lyon, France, is a leading European provider of donor center and transfusion information management systems as well as laboratory information systems and other ancillary medical software systems. There can be no assurance that the acquisition will ultimately occur as contemplated or that the Company will be able to obtain the financing necessary to complete the transaction. The Company expects to finance this transaction through a combination of existing cash and new debt.

     Inlog’s product line consists of five (5) primary products: EdgeBlood (for the donor center marketplace), EdgeTrace (for the hospital transfusion marketplace), EdgeLab (a LIS), EdgeCell (cellular therapy for tissue banks, stem cell centers and cord blood centers) and SAPA (supports regulatory compliance and document management). Inlog is ISO 9001:2000 certified and its products have received the NF/ISO 25051/12119 certification guaranteeing the highest level of quality regarding the design, testing and validation of its software, its documentation quality and the quality of its product support and maintenance.

     Inlog has been developing, implementing, and supporting its blood bank information management solutions since 1992 and supplies over 700 sites in fifteen (15) countries with its products. Inlog recently completed the national installation of its EdgeBlood product in France. All of 2.5 million French blood donations flow through Inlog’s products in France including blood collections, infectious disease testing, component manufacturing and distribution. In addition to France, Inlog provides its software applications in Germany, Austria, Belgium and Switzerland, as well as installations in Greece and Monaco.

     In the event that the Company and Inlog finalize the aforementioned transaction, the Company’s software applications will have a presence in twenty (20) countries (including the United States, Canada, Caribbean, European Union, Africa, French Polynesia, and New Caledonia). The Company believes that the acquisition of Inlog is strategically important as Inlog’s existing international marketplace may provide a platform for the Company’s continued growth.

THE OFFERING

     This offering relates to the sale of common stock by certain persons who are stockholders. The selling stockholders consist of the following:

  Victory Park Master Fund, Ltd., which intends to sell up to 9,625,000 shares of common stock underlying shares of the Company’s Series A Preferred and warrants previously issued to it;
  Crestview Capital Master, LLC, which intends to sell up to 6,611,112 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it. As of the date hereof, this selling stockholder has converted 1,260 shares of Series A Preferred into 1,750,000 shares of common stock, all of which such registered shares have been sold by the selling stockholder;
  Stark Master Fund, Ltd., which intends to sell up to 4,958,333 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it;
  Enable Growth Partner, LP, which intends to sell up to 1,322,223 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it. As of the date hereof, this selling stockholder has converted 544 shares of Series A Preferred into 755,556 shares of common stock, all of which such registered shares have been sold;
  Fusion Capital Fund II, LLC, which intends to sell up to 1,397,569 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it. As of the date hereof, this selling stockholder has converted 575 shares of Series A Preferred into 798,611 shares of common stock, none of which such registered shares have been sold;
  Enable Opportunity Partners LP, which intends to sell up to 330,556 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it. As of the date hereof, this selling stockholder has converted 136 shares of Series A Preferred into 188,887 shares of common stock, all of which such registered shares have been sold;
  Dan Zwiren who intends to sell up to 142,500 shares of common stock underlying warrants previously issued to him; and
  Steve Spence who intends to sell up to 142,500 shares of common stock underlying warrants previously issued to him.
Common Stock Offered(1)	24,529,793 shares
Offering Price	Market price
Common Stock Outstanding Prior To The Offering(2)	27,779,153
Common Stock Outstanding As Of April 29, 2008(3)	49,614,501
Use Of Proceeds	We will not receive any of the proceeds from the sale of stock by the selling stockholder. See “Use of Proceeds”.

Risk Factors

The securities offered hereby involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

Dividend Policy	We do not intend to pay dividends on our common stock. We plan to retain any earnings for use in the operation of our business and to fund future growth.

Over-The-Counter Bulletin Board Symbol	GLOB.OB

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(1)	This represents the original shares offered under the original registration statement. See note (3) below for further explanation.

(2)	Based on shares outstanding as of April 29, 2008.

(3)	Assumes that all shares of common stock underlying Series A Preferred and warrants, which are offered under this Prospectus, are issued. Certain of the preferred shares have already been converted into common stock or sold. This share count reflects those sales and/or conversions and not necessarily the original number of common shares registered.

RISK FACTORS

     You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

      We May Not Be Able To Generate Sufficient Revenues To Operate Profitably In The Future

     For the years ended December 31, 2007 and 2006, the Company’s operations generated positive cash flows from operating activities in the amount of $4.421 million and $1.224 million, respectively. The Company believes that its current customer base and projected backlog of business, as well as sales to new customers, will be sufficient to fund operations which include its planned software development activities, and likely will generate positive cash flows from operations and negative cash flows from investing activities through 2008, and possibly thereafter. The Company believes that based on its recurring revenues, current backlog, and its projected pipeline of business, it will be profitable during 2008 and possibly thereafter; but the Company’s projections may not occur as planned. In the event the Company’s projections do not occur as anticipated, the Company may not generate suf ficient revenues to operate profitably in the future or generate sufficient operating cash flows to continue to expand its business or operate its business at current levels.

     We Have Experienced Significant Revenue Fluctuations Which, If Persistent, May Force Us To Reduce Our Planned Expenditures And May Negatively Impact Our Business As A Result Of Such Reductions

     We have experienced revenue fluctuations from our SafeTrace and SafeTrace Tx products. SafeTrace and SafeTrace Tx license fees have historically been recognized as revenue upon delivery of the software if no significant vendor obligations exist as of the delivery date. Therefore, revenue fluctuations are affected by delays of the delivery service and customer delayed delivery requests. Revenue fluctuations could also be affected by the decision on whether or not to recognize revenues based upon the length of time the licensees take to implement SafeTrace and SafeTrace Tx. The typical implementation cycle of Wyndgate’s software products currently is taking approximately 9-12 months. Implementation cycles are dependent on various items, including the blood center’s size and the complexity of the blood center’s standard operating procedures. Further, special development projects required by customers, concurrent with the licensing of our software products, and other significant obligations, could result in revenue recognition delays. Additionally, the development and marketing of new software products may cause difficulties in accurately anticipating implementation and development schedules, future revenues, expenses, financial condition and net cash flows. In the event we experience any of these difficulties, we could be forced to reduce our planned expenditures which could negatively impact our business operations.

     Existing Shareholders Will Experience Significant Dilution When The Investors Convert Their Series A Preferred to Common Stock Or When the Investors Exercise their Warrants And Receive Common Stock Shares Under The Securities Purchase Agreement With The Investors

     The issuance of shares of common stock pursuant to the conversion of Series A Preferred or exercise of warrants pursuant to our transaction with the selling stockholders described in this Prospectus or any other future equity financing transaction will have a dilutive impact on our stockholders. As a result, our net income or loss per share could decrease in future periods, and the market price of our common stock could decline. We cannot predict the actual number of shares of common stock that will be issued underlying our Series A Preferred and warrants; however, existing stockholders could experience significant dilution of their ownership in the Company.

     Our Business And Our Software Products Are Subject To Substantial Competition Which May Adversely Affect Our Ability To Attract and Retain Customers

     There is substantial competition in all aspects of the blood bank and hospital information management industry. Numerous companies are developing technologies and marketing products and services in the healthcare information management area. Many competitors in the blood bank industry have received FDA clearance for their products. Many of these competitors have been in business longer and have substantially greater personnel and financial resources than Global Med. Global Med believes it is able to compete based on the current technological capabilities of SafeTrace, SafeTrace Tx, and ElDorado Donor and Donor Doc.

     If We Are Unable To Acquire Or Maintain A Technological Advantage, Or If We Fail To Stay Current And Evolve In The Applications Software And Information Management Fields, We May Not Be Successful

     The market for applications software is characterized by rapidly changing technology and by changes from mainframe to client/server computer technology, including frequent new product introductions and technological enhancements in the applications software business. During the last ten (10) years, the use of computer technology in the information management industry has expanded significantly to create intense competition. With rapidly expanding technology and our limited resources, we can provide no assurance that we will be able to acquire or maintain any technological advantage. Our success will be in large part dependent on our ability to use developing technology to our maximum advantage and to remain competitive in price and product performance. If we are unable to acquire or maintain a technological advantage, or if we fail to stay current and evolve in the applications software and information management fields, we may be forced to curtail or reduce our planned expenditures which could negatively impact our business operations.

     We Are Dependent On Major Marketing Partners And May Encounter Operational Difficulties If We Do Not Maintain Such Relationships

     As of January 31, 2008, the Company, through its Wyndgate division, had 293 customers. The Company intends to continue to target domestic and international blood centers, plasma centers and hospital donor and transfusion centers. During the years ended December 31, 2007 and 2006, there were no customers accounting for more than 10% of revenues.

     Although the Company had no individual customers accounting for more than 10% of revenues, one of the Company’s marketing partners that sells the Company’s products directly to its customers accounted for 25.2% and 26.7% of revenues during 2007 and 2006, respectively. In addition, this same marketing partner accounted for 56.3% and 58.9% of gross accounts receivable as of December 31, 2007 and 2006, respectively.

     Our Success Depends In Part On Our Ability To Obtain And Enforce Intellectual Property Rights And Licenses For Our Technology And Software And An Inability To Do So May Have An Adverse Effect On Our Competitive Position With Respect To Our Products

     Our success depends in part on our ability to obtain and enforce intellectual property rights for our technology and software, both in the United States and in other countries. Our proprietary software is protected by the use of copyrights, trademarks, confidentiality agreements and license agreements that restrict the unauthorized distribution of our proprietary data and limit our software products to the customer’s internal use only. In addition, our SafeTrace Tx product has received approval for a patent. While we have attempted to limit unauthorized use of our software products or the dissemination of our proprietary information, we may not be able to retain our proprietary software rights and prohibit the unauthorized use of proprietary information. Any patents, copyrights, or trademarks we have or may obtain may not be sufficiently broad to protect our products, may be subject to challenge, invalidated or circumvented and may not provide competitive advantages. In addition, our competitors may independently develop technologies or products that are substantially equivalent or superior. If our software products infringe upon the rights of others, we may be subject to suit for damages or an injunction to cease the use of such products. Our industry is characterized by frequent intellectual property litigation based on allegations of infringement of intellectual property rights. Although we are not aware of any intellectual property claims against us, we may be a party to litigation in the future that could force us to reduce our planned expenditures which could negatively impact our business operations. On April 25, 2008, Global Med Technologies, Inc. received a letter from their patent counsel stating that a third party, MediWare, has filed for a reexamination of the Company’s issued patent. The Company believes its patent is valid and also believes it will prevail in any reexamination.

     Our success will also depend in part on our ability to develop commercially viable products without infringing the proprietary rights of others. We have not conducted freedom of use patent searches and patents may exist or could be filed which would have an adverse effect on our ability to market our products or maintain our competitive position with respect to our products.

     We Are Subject To Limitations With Respect To Personnel, Financial And Other Resources, And May Encounter Difficulty Licensing Our Software Products To A Sufficient Number Of Additional Customers Necessary To Sustain Profitability; In Addition, We May Encounter Difficulty Developing And Licensing New Products Which Could Negatively Impact Our Business Operations

     Although we have been in existence since 1989, we are subject to limitations with respect to personnel, financial and other resources. We had positive cash flows from operations for the years ended December 31, 2007 and 2006. Although we believe that we will have positive cash flows from operations and profitability in 2008 and possibly thereafter, in the event we encounter difficulty attracting new customers for our licensed products, our operations may not be able to fund the development of new products, or our current level of operations. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development, marketing and licensing of new software products and related services. In the event we are unable to continue to grow or maintain our current revenue levels, we could be forced to reduce our planned expenditures which could negatively impact our business operations.

     We May Have Difficulties Managing Our Business In The Event Of Rapid Internal Growth Or Growth Through Acquisitions That Could Materially Adversely Affect Our Business, Financial Condition And Results Of Operations

     Our future success will depend to a significant extent on the ability of our current and future management personnel to operate effectively, both independently and as a group. In order to compete successfully against current and future competitors, to timely complete research and development projects and to develop future products, we must continue to expand our operations, particularly in the areas of research and development, sales and marketing and training. If we experience significant growth in the future, such growth would likely place significant strain upon our management, operating and financial systems and other resources. In addition, the Company is currently reviewing opportunistic business acquisitions. Management of the Company is focused on increasing its revenues and cash flows through direct sales efforts, increasing its marketing footprint through adding additional channel partners and strategic alliances, and developing new products and enhanced functionality to its existing product mix to attract potential customers. In addition, acquisitions may present an opportunity to increase revenues. To accommodate such growth and compete effectively, we must continue to implement and improve our information systems, procedures and controls, and to expand, train, motivate and manage our work force. Any failure to implement and improve our operational, financial and management systems or to expand, train, motivate or manage our work force could materially and adversely affect our business, financial condition and results of operations, which could force us to reduce our planned expenditures which could negatively impact our business operations.

     On March 26, 2008, the Company entered into an agreement to acquire Inlog, a private European medical software firm for a maximum of $11.5 million in a combination of cash, stock and earnout. The Company plans on utilizing a combination of existing cash and debt to pay for the transaction. The purchase of Inlog would greatly expand the Company’s worldwide reach. Provided the acquisition occurs, the Company will have blood and software applications in 20 countries. In the event the Company is unable to obtain the financing or the deal is not consummated, this could have a negative impact on the price of the Company’s common stock.

     Failure To Comply With Governmental Regulations And Requirements Could Preclude Us From Continuing To Market Our Existing Products Or Introducing New Products On A Commercial Basis And Materially Adversely Affect Our Business, Financial Condition And Results Of Operations

     Our SafeTrace, SafeTrace Tx and ElDorado products and services are subject to regulations adopted by governmental authorities, including the FDA, which govern blood center computer software products regulated as medical devices. Compliance with government regulations can be costly and burdensome and may result in our incurring product development delays and substantial costs. In addition, modifications to such regulations could materially adversely affect the timing and cost of new products and services we introduce. We cannot predict the effect of possible future legislation and regulation. We also are required to follow applicable Good Manufacturing Practices regulations of the FDA, which include testing, control and documentation requirements, as well as similar requirements in other countries, including International Standards Organization 9001 standards. Failure to comply with applicable regulat ory requirements could result in, among other things, operating and marketing restrictions and fines, and could force us to reduce our planned expenditures which could negatively impact our business operations.

     We Have Limited Sales, Marketing And Distribution Systems And If We Fail To Further Develop Our Strategic Business Alliances We Could Be Forced To Cease Our Business Operations

     We currently market SafeTrace, SafeTrace Tx and ElDorado through a small direct sales force, both in the U.S. and internationally. We have entered into various strategic business alliances to assist us in national and international sales, marketing and distribution. However, there can be no assurance that any business alliance will be successful or will continue. Our business strategy for marketing and selling our products and services is two pronged:

  The first prong is comprised of direct selling to customers through Global Med’s internal sales force, and
  The second prong is focused on marketing and selling indirectly through channel partner agreements with companies that are established in blood donor and hospital markets.

     These strategic alliances that are facilitated through the channel partner agreements assist us in selling our products nationally and may assist us in selling our products internationally. Our ability to increase future revenues is highly dependent upon these strategic alliances, and our ability to make further inroads in selling our products directly to potential customers. In addition, our success is dependent upon the ability of our marketing partners to sell their complementary products in conjunction with Global Med’s products. In the event we fail to maintain and further develop our strategic alliances, we could be forced to curtail or cease our business operations.

     We May Lose Software Licenses If We Fail To Meet Maintenance Service Requirements Which Could Negatively Impact Our Business Operations

     Our current software license agreements are typically a perpetual term. In addition to the software license, customers can obtain software maintenance for a separate fee. These maintenance agreements range in term from single year to multi-year agreements. Maintenance consists of product bug fixes, continued regulatory compliance, and product updates. During the years ended December 31, 2007 and 2006, recurring maintenance fees represented a significant portion of the Company’s total revenues for those periods. However, if we fail to continue to meet these maintenance commitments, a significant portion of our revenues could be at risk and could force us to reduce our planned expenditures which could negatively impact our business operations.

     We May Have Product Liability And Reporting Liability Exposure Which Could Negatively Impact Our Business Operations

     We have product liability exposure for defects in our products that may become apparent through widespread use of our products. To date, we have not had any claims filed against us involving our products and we are not aware of any material problems with them. While we will continue to attempt to take appropriate precautions, we may not be able to completely avoid product liability exposure. We maintain product liability insurance on a “claims made” basis for our products in the aggregate of at least $4 million. Although we have had a history of being able to obtain such coverage at reasonable prices, such coverage may not be available in the future, or at reasonable prices, or in amounts adequate to cover any product liabilities that we may incur. In the event that we do not have adequate insurance to cover any product liabilities that we may incur, we could be forced to reduce our plan ned expenditures which could negatively impact our business operations.

     Our Common Stock Is Deemed To Be “Penny Stock”, Subject To Special Requirements And Conditions, And May Not Be A Suitable Investment

     Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934 (“Securities Exchange Act”). Penny stocks are stocks:

  With a price of less than $5.00 per share;

  That are not traded on a “recognized” national exchange;

  Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still initially have a price of not less than $5.00 per share); or

  In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three (3) years.

     Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to resell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

     We Rely On Management, The Loss Of Whose Services Could Have A Material Adverse Effect Upon Our Business

     We rely principally upon the services of our Board of Directors, senior executive management, and certain key employees, the loss of whose services could have a material adverse effect upon our business and prospects. Competition for appropriately qualified personnel is intense. Our ability to attract and retain highly qualified senior management and technical research and development personnel are believed to be an important element of our future success. Our failure to attract and retain such personnel may, among other things, limit the rate at which we can expand operations or inhibit our ability to continue to operate profitability. There can be no assurance that we will be able to attract and retain senior management and key employees having competency in those substantive areas deemed important to the successful implementation of our plans and the inability to do so or any difficulties encountered by management in establishing effective working relationships among them may adversely affect our business and prospects. Currently, we do not carry key person life insurance for any of our directors, executive management, or key employees.

     The Existence Of Severance Payment Provisions And The Large Number Of Common Shares And Derivative Securities Outstanding Could Have The Effect Of Delaying, Deferring, Preventing Or Limiting The Price Paid To Shareholders In A Change In Control

     We have employment agreements with certain of our officers and employees which provide for payment of salaries, benefits and incentives for periods ranging from three (3) to twenty-four (24) months, or the remainder of their employment contract, whichever is less. At current salary levels, the total amounts payable under these employment contracts for salary payments to them over their severance payment period could be up to $474,000 and in addition, we could be required to make benefits payments of $41,000 at their current benefit levels if we terminate their employment for any reason, other than for cause or disability. In addition, the investors of the Company own 7,460 shares of our Series A Preferred and other derivative securities that are convertible or exercisable for approximately 20.8 million shares of our common stock. The existence of the severance payment provisions and the large number of common shares and derivative securities outstanding owned by the investors increases the likelihood that a potential purchaser would seek to negotiate directly with our Board of Directors or Investors, in order to obtain control, rather than approaching our shareholders as a group. All of the foregoing could have the effect of delaying, deferring, preventing or limiting the price paid to shareholders in a change in control.

     Our Issuance Of Additional Shares Of Stock May Cause Dilution To The Ownership Of Our Shareholders And Could Discourage, Delay, Prevent Or Limit The Price Paid To Shareholders In A Change In Control

     We have a total of 90 million shares of common stock and 10 million shares of preferred stock authorized for issuance under our Articles of Incorporation. As of April 29, 2008, we had 27.8 million shares of our common stock issued and outstanding and 7,460 shares of Series A Preferred issued and outstanding.

     As of April 29, 2008, we have 20.8 million shares of our common stock reserved for issuance upon the conversion or exercise of outstanding derivative securities which include the Series A Preferred and warrants held by the selling stockholders described in this Prospectus. There were 615,000 warrants held by parties other than the selling stockholders for which common shares were reserved. There are approximately 10.8 million common shares reserved for issuance related to outstanding stock options. In addition, there are approximately 4.6 million common shares reserved for issuance under our stock option and stock compensation plans related to options and stock compensation shares that have not been granted or issued, respectively. The conversion or exercise of these outstanding derivative securities, and the conversion or exercise of the Series A Preferred or warrants, respectively, will cause di lution to the ownership of our shareholders.

     The remaining shares of our common and preferred stock not issued or reserved for specific purposes may be issued without any action or approval of our shareholders. Our Board of Directors may issue additional shares of preferred stock without shareholder approval on such terms as the Board of Directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Although we have no existing agreements involving the issuance of such shares, we may undertake to issue such shares if we deem it appropriate. Any such issuances could discourage, delay, prevent or limit the price paid to shareholders in a change in control, and could dilute the ownership of our shareholders.

     The Market Price Of Our Common Stock Is Highly Volatile Which May Limit Our Investors’ Ability To Actively Trade Their Shares Of Our Common Stock

     The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, among other items, may have a significant impact on the market price of our stock.

     The Selling Stockholders’ Sale Of The Shares Of Common Stock In This Offering Could Cause The Price Of Our Common Stock To Decline And Could Make It More Difficult For Us To Sell Equity Or Equity Related Securities In The Future

     The potential dilutive effects of future sales of shares of common stock and shares of common stock underlying Series A Preferred and warrants by the selling stockholders pursuant to this Prospectus could have an adverse effect on the prices of our securities. All shares in this offering are freely tradable. The selling stockholders may sell none, some or all of their shares of common stock in this offering. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, also could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

     We Do Not Anticipate Paying Any Dividends On Our Common Stock So Investors Should Not Expect to Share In Any Of The Company’s Earnings

     We have never declared or paid dividends on our common stock. Our dividend practices are determined by our Board of Directors and may be changed from time to time. We will base any issuance of dividends upon our earnings (if any), financial condition, capital requirements, acquisition strategies, and other factors considered important by our Board of Directors. Colorado law and our Articles of Incorporation do not require our Board of Directors to declare dividends on our common stock. We expect to retain any earnings generated by our operations for the development and expansion of our business and do not anticipate paying any dividends to our common stockholders for the foreseeable future.

     Our Products are Subject To Government Approval And Regulations Which Could Negatively Affect Our Ability To Sell Our Products And Effectively Operate Our Business

     Global Med’s products and services are subject to regulations adopted by governmental authorities, including the FDA, which governs blood center computer software products regulated as medical devices. The FDA requires all blood tracking application software vendors to submit a 510(k) application for review. The application process for FDA review and compliance with FDA guidelines relates to computer software products regulated as medical devices. The FDA considers software products intended for the following to be medical devices: (i) use in the manufacture of blood and blood components; or (ii) maintenance of data used to evaluate the suitability of donors and the release of blood or blood components for transfusion or further manufacturing. As medical device manufacturers, Global Med and its competitors are required to register with the Center for Biologics Evaluation and Research, list their medical devices, and submit a pre-market notification or application for pre-market review. In April 1997, Global Med’s Wyndgate division received notification from the FDA of its finding of “substantial equivalence” of SafeTrace. This determination provides a 510(k) clearance and permits Global Med to continue to market SafeTrace. In January 1999, the 510(k) clearance was received for SafeTrace Tx. In May of 2007, the Company’s first module of ElDorado, Donor Doc, received 510(k) clearance from the FDA. In February of 2008, the Company received 510(k) clearance from the FDA for ElDorado Donor.

     In addition, Global Med is required to follow applicable Quality System Regulations of the FDA, which include testing, control and documentation requirements, as well as similar requirements in other countries, including International Standards Organization 9001 standards. In 1996, Congress passed legislation that impacted the healthcare information management. The Healthcare Information Portability and Accountability Act (“HIPAA”) requires the Department of Health and Human Services (“HHS”) to enact standards for information sharing, security and patient confidentiality. Although HHS has not issued clarification on many of the topics under HIPAA, Global Med believes these regulations will have an important impact on requiring advanced management information systems that will enable various healthcare organizations to comply with emerging requirements.

     HIPAA contains provisions regarding the confidentiality and security of patient medical record information. Standards for the electronic handling of health data and security of patient information became effective in 2000. This legislation requires the Secretary of HHS to (i) adopt national standards for electronic health information transactions, (ii) adopt standards to ensure the integrity and confidentiality of health information, and (iii) establish a schedule for implementing national health data privacy legislation or regulations. The standards and legislation will impact the customers’ ability to obtain, use or disseminate patient information, which will extend to their use of Global Med’s products. Global Med believes that the proposed standards issued to date would not materially affect the business of Global Med.

FORWARD-LOOKING STATEMENTS

Risks Associated With Forward-Looking Statements

     This Prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

     The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our Chief Executive Officer and President will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or those entities that use our products and services. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this Prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

     Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this Prospectus and in the documents incorporated by reference into this Prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” below or elsewhere in this Prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

     In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

USE OF PROCEEDS

     This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive proceeds from the exercise of certain warrants should they be exercised. Any proceeds we receive pursuant to the exercise of warrants will be used for working capital and general corporate purposes.

SELLING STOCKHOLDERS

Selling Stockholders

     The following table presents information regarding the selling stockholders. A description of each selling shareholder’s relationship to the Company and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholders	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering (A)	Shares to be Sold in the Offering		Percentage of Outstanding Shares Beneficially Owned After Offering (A)

Dan Zwiren	263,111	(1)	0.94%	142,500		0.4%
1-14th Street, Apt. 301
Hoboken, NJ 07030

Steven D. Spence	837,500	(2)	3.0%	142,500		2.5%
250 East 54th Street #36C
New York, New York 10022

Victory Park Capital Advisors, LLC.	2,928,383	(3)	9.99%	9,625,000	(9)	3.7%
227 West Monroe
Chicago, IL 60606

Crestview Capital Master, LLC	3,067,072	(4)	9.99%	6,611,112	(10)	0.4%
95 Revere Drive, Suite A
Northbrook, IL 60062

Stark Master Fund Ltd.	2,930,646	(5)	9.99%	4,958,333	(11)	4.2%
c/o Stark Offshore Management, LLC
3600 South Lake Drive
St. Francis, WI 53235

Enable Growth Partners LP	566,667	(6)	2.0%	1,322,223		0%
One Ferry Building Ste 255 San
Francisco, CA 94111

Enable Opportunity Partners LP	141,667	(7)	0.51%	330,556		0%
One Ferry Building Ste 255 San
Francisco, CA 94111

Fusion Capital Fund II, LLC
222 Merchandise Mart Plaza, Suite 9-112
Chicago, IL 60654	1,397,569	(8)	4.9%	1,397,569		0%

Totals	12,132,615		41.3%	24,529,793		11.2%

(A)	Applicable percentage of ownership is based on 27,779,153 shares of our common stock outstanding as of April 29, 2008, together with securities exercisable or convertible into shares of common stock within 60 days of April 29, 2008, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 29, 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation for form purposes only.

(1)	Includes (i) 113,111 shares of common stock registered under a prior registration statement, and (ii) 7,500 shares of unregistered common stock underlying warrants and (iii) 142,500 shares of unregistered common stock underlying warrants.

(2)	Includes (i) 687,500 shares of our common stock registered under a prior registration statement, (ii) 7,500 shares of common stock underlying warrants, and (iii) 142,500 shares of unregistered common stock underlying warrants.

(3)	Includes 1,394,457 shares of common stock registered under a prior registration statement and an additional 1,533,926 shares of common stock underlying approximately 1,104 shares of Series A Preferred, this selling shareholder will not convert Series A Preferred or warrants if such conversion results in the investor owning more than 9.99% of the Company's common stock immediately after such conversion.

(4)	Includes i) 144,800 shares of common stock registered under a prior registration statement, (ii) 2,027,778 shares of common stock underlying approximately 1,460 shares of Series A Preferred, and (iii) 894,494 shares of common stock underlying warrants; this selling shareholder will not convert Series A Preferred or warrants if such conversion results in the investor owning more than 9.99% of the Company's common stock immediately after such conversion.

(5)	Includes 1,374,000 shares of common stock registered under a prior registration statement and an additional 1,556,646 shares of common stock underlying approximately 1,121 shares of Series A Preferred, this selling shareholder will not convert Series A Preferred or warrants if such conversion results in the investor owning more than 9.99% of the Company's common stock immediately after such conversion.

(6)	Includes 566,667 shares of common stock underlying warrants and 755,556 shares of common stock underlying 544 shares of Series A Preferred. In accordance with the terms of the Company's underlying agreements with this investor, this selling shareholder will not convert Series A Preferred or warrants if such conversion results in the investor owning more than 9.99% of the Company's common stock immediately after such conversion. As of the date hereof, this selling stockholder has converted 544 shares of Series A Preferred into 755,556 shares of common stock, all of which such registered shares have been sold.

(7)	Includes 141,667 shares of common stock underlying warrants and 188,889 shares of common stock underlying 136 shares of Series A Preferred. In accordance with the terms of the Company’s underlying agreements with this investor, this selling shareholder will not convert Series A Preferred or warrants if such conversion results in the investor owning more than 9.99% of the Company’s common stock immediately after such conversion. As of the date hereof, this selling stockholder has converted 136 shares of Series A Preferred into 188,889 shares of common stock, all of which such registered shares have been sold.

(8)	Includes 598,958 shares of common stock underlying warrants and 798,611 shares of common stock underlying 575 shares of Series A Preferred converted by this investor. In accordance with the terms of the Company’s underlying agreements with this investor, this selling shareholder will not convert Series A Preferred or warrants if such conversion results in the investor owning more than 9.99% of the Company’s common stock immediately after such conversion.

(9)	Includes 4,125,000 shares of common stock underlying warrants and 5,500,000 shares of common stock underlying 3,960 shares of Series A Preferred owned by this investor. In accordance with the terms of the Company’s underlying agreements with this investor, this selling shareholder will not convert Series A Preferred or warrants if such conversion results in the investor owning more than 9.99% of the Company’s common stock immediately after such conversion.

(10)	Includes 2,833,334 shares of common stock underlying warrants and 3,777,778 shares of common stock underlying 2,720 shares of Series A Preferred owned by this investor. In accordance with the terms of the Company's underlying agreements with this investor, this selling shareholder will not convert Series A Preferred or warrants if such conversion results in the investor owning more than 9.99% of the Company's common stock immediately after such conversion. As of the date hereof, this selling stockholder has converted 1,260 shares of Series A Preferred into 1,750,000 shares of common stock, all of which such registered shares have been sold by the selling stockholder.

(11)	Includes 2,125,000 shares of common stock underlying warrants and 2,833,333 shares of common stock underlying 2,040 shares of Series A Preferred owned by this investor. In accordance with the terms of the Company’s underlying agreements with this investor, this selling shareholder will not convert Series A Preferred or warrants if such conversion results in the investor owning more than 9.99% of the Company’s common stock immediately after such conversion.

Shares Acquired Pursuant To Financing Transaction With Global Med

     Pursuant to the terms of a Securities Purchase Agreement, Global Med sold $9.975 million of Series A Preferred to certain investors. The Company received $9.85 million in cash proceeds for the Series A Preferred. Of the $9.975 million in Series A Preferred, Fusion Capital received $575,000 in Series A Preferred. Fusion Capital had provided the Company with $450,000 in cash proceeds during the nine months ended September 30, 2005. These proceeds were originally to be applied towards the purchase of common stock. In conjunction with the other investors’ purchases of Series A Preferred, the Company and Fusion Capital terminated their common stock purchase agreement and entered into a new agreement to purchase Series A Preferred. As a result, the Company allocated the $450,000 in proceeds previously received from Fusion Capital towards the purchase of the $575,000 in Series A Preferred. The Series A Preferred includes detachable warrants for the purchase of common stock that can be exercised at $0.72 per common share. The following table summarizes the unregistered securities that were issued by the Company in conjunction with the transaction.

		Common Shares
Security	Value	Equivalents
Series A Preferred	9,975	13,854,167
Detachable Warrants	10,390,625	10,390,626

     In connection with the Securities Purchase Agreement, Global entered into a Registration Rights Agreement pursuant to which Global is registering all of the shares of common stock underlying the Series A Preferred and Warrants purchased by the selling stockholders. In addition, as part of the financing transaction with Global, the following financial instruments held by Global Med International Limited or their affiliates were repurchased by the Company for $8 million in conjunction with this transaction:

		Common Shares
Instrument	Value	Equivalents
Convertible Redeemable Series AA Preferred Stock	$3,500,000	7,777,000
Warrants	N/A	11,186,430
Common Shares	N/A	4,860,195
Debt	$528,700	N/A

In addition, the investors purchased 6,350,000 registered common shares directly from GMIL for $4 million.

     Victory Park Capital Advisors, LLC, is the investment advisor of Victory Park Master Fund, Ltd. (“Victory Park Master Fund”) and consequently has voting control and investment discretion over securities held by Victory Park Master Fund. Jacob Capital L.L.C. is the manager of Victory Park Capital Advisors, LLC. Richard Levy is the sole member of Jacob Capital, L.L.C. Mr. Levy may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act, as amended) of any shares deemed to be beneficially owned by Victory Park Capital Advisors, LLC. Mr. Levy disclaims beneficial ownership of these shares. All investment decisions of, and control of, Crestview Capital Master, LLC are held by Bob Hoyt, Stuart Flink, and Dan Warsh.

All investment decisions of, and control of, Shepherd Investments International, Ltd. are held by Michael A. Roth.

     Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of Common Stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this Prospectus.

PLAN OF DISTRIBUTION

     Each selling stockholder of the common stock of Global Med and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale;
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
  any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this Prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed 8%.

     The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

     We agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this Prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

     The validity of the shares of common stock offered hereby as to their being fully paid, legally issued and non-assessable was passed upon for Global Med by Evan S. Lipstein, Esq.

EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 have been so incorporated in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, of Denver, Colorado, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

     For further information with respect to the Company and the securities offered hereby, reference is made to the registration statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other statement filed with the SEC or included as an exhibit, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

     We are a reporting company and have distributed to our stockholders annual reports containing audited financial statements, upon their request. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 has been filed with the SEC and, along with all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of the prior fiscal year, is specifically incorporated by reference into this Prospectus. We will provide to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus, upon the written or oral request of such person, at no cost to the requester, and upon our receipt of request. All documents subsequently filed by Global Med pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, prior to termination of this offering, shall be deemed to be incorporated by reference into this Prospectus.

     Global Med’s Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act, as amended, are available on the SEC’s website: http://www.sec.gov. Additional information about the Company is available at Global Med’s website at http://www.globalmedtech.com. The general public may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The general public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     Our common stock is currently trading on the OTC Bulletin Board. OTC Bulletin Board stocks are not required to send annual reports directly to their shareholders. Our shareholders have direct electronic access to all of our SEC filings via our website at http://www.globalmedtech.com or via the SEC website at http://www.sec.gov. Global Med does send proxy filings to our shareholders as matters are voted on by all of our shareholders. When Global Med does send information to its shareholders that relates to our annual or interim results, this annual financial information does contain audited information on which an opinion has been issued or interim information that has been reviewed.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The general public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company’s filings are also available on the SEC’s website: http://www.sec.gov.

     The SEC allows us to “incorporate by reference” information that we file with the commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act:

  Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, filed with the SEC on March 10, 2008;
  Current Report on Form 8-K, filed with the SEC on March 14, 2008;
  Current Report on Form 8-K, filed with the SEC on March 31, 2008; and
  The description of our common stock contained in our Form 8-A filed with the SEC on January 31, 1997 (File No. 000-22083).

     We also incorporate by reference any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act on or after the date of filing of the registration statement containing this Prospectus and prior to the effectiveness of the registration statement. These documents will become a part of this Prospectus from the date that the documents are filed with the SEC.

     Upon oral or written request and at no cost to the requestor, we will provide to any person, including a beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. All requests should be made to Global Med Technologies, Inc., 12600 West Colfax, Suite C-420, Lakewood, Colorado 80215. You should rely on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this Prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE A ND DISTRIBUTION

     The following table sets forth our expenses (approximate) incurred in connection with the issuance and distribution of the securities being registered.

Accounting Fees and Expenses	$8,000
Legal Fees and Expenses	$10,000
Other	$12,500
TOTAL	$30,500

No portion of the expenses associated with this offering will be borne by the selling stockholders.

ITEM 15. INDEMNIFICATION OF OFFICERS AND D IRECTORS

     The Colorado Business Corporation Act (the “Act”) generally allows for the indemnification of directors, officers, employees and agents of a corporation against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the corporation if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Global Med’s Articles of Incorporation provide that Global Med shall indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys’ fees) incurred by the reason that he is or was a director or officer of Global Med, or while serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary, or agent of, another corporation, individual, entity or of an employee benefit plan. In addition, Global Med’s Bylaws provide that in the event of any proceeding in which a person is involved or which may give rise to a right of indemnification, following written request to the Company by the party, the Company shall pay to the person, to the fullest extent permitted by law, amounts to cover expenses incurred by the party in, relating to or as a result of such proceeding in advance of its final disposition.

     The foregoing is qualified in its entirety by reference to the Act and Global Med’s Articles of Incorporation and Bylaws and shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled or subsequently acquire under any statute, provision of Global Med’s Articles of Incorporation or Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Global Med’s directors, officers or controlling persons, pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

     Global Med may purchase and maintain insurance on behalf of any person or entity who or which is or was a director, officer, employee or agent of the corporation against any liability asserted against or incurred by such person or entity in such capacity or arising out of such person’s or entity’s status as such, whether or not Global Med would have the power to indemnify such person or entity against such liability under the Act, or the provisions of Global Med’s Articles of Incorporation or Bylaws.

ITEM 16.

EXHIBITS

The following exhibits are filed as part of, or incorporated by reference into, this report:

EXHIBIT INDEX

Exhibit No. Description

3.1	Amended and Restated Articles of Incorporation, filed June 2, 1995 (1)

3.2	Articles of Amendment to the Articles of Incorporation, filed March 5, 1996 (1)

3.3	Articles of Amendment to the Articles of Incorporation, filed May 30, 1996 (1)

3.4	Bylaws, as amended (1)

3.5	Amended and Restated Articles of Incorporation, dated April 16, 2001 (2)

4.1	Form of Representative’s Warrants to Purchase Units (1)

4.2	Form of Class A common stock Purchase Warrant Certificate (1)

4.3	Specimen copy of stock certificate for common stock, $.01 par value (1)

5.1	Opinion re: Legality (3)

23.1	Consent of Independent Registered Public Accounting Firm – Ehrhardt Keefe Steiner & Hottman PC

99	Proxy and Right of First Refusal Agreement, dated November 14, 1996, between and among Ortho Diagnostic Systems Inc. and Michael I. Ruxin, William J. Collard, Gerald F. Willman, Jr., Lori J. Willman, Timothy Pellegrini and Gordon Segal (1)

_________________________

(1)	The documents identified are incorporated by reference to the Company’s Registration Statement on Form SB-2 (No. 333-11723) as filed with the SEC on September 11, 1996.

(2)	Incorporated by reference to the Company’s definitive Proxy Statement on Schedule 14A as filed with the SEC on March 15, 2001.

(3)	Included in the Form SB-2 Registration Statement as filed with the SEC on February 10, 2006.

ITEM 17.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

              (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                            (i)     to include any prospectus required by Section 10(a)(3) of the Securities Act, as amended;

                             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) a nd any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              (2)    That, for the purpose of determining any liability under the Securities Act, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4)    If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act, as amended, need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act, as amended, or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act, as amended, that are incorporated by reference in the Form F-3.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood Colorado, on May 15, 2008.

GLOBAL MED TECHNOLOGIES, INC. A Colorado Corporation
By: /s/ Michael I. Ruxin Michael I. Ruxin, M.D. Chairman of the Board of Directors and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: May 15, 2008	GLOBAL MED TECHNOLOGIES, INC. A Colorado Corporation
By: /s/ Michael I. Ruxin Michael I. Ruxin, M.D., Chairman of the Board, Chief Executive Officer, Principal Executive Officer and Director

Date: May 15, 2008

By: /s/ Thomas F. Marcinek Thomas F. Marcinek, Director and President and Chief Operating Officer

Date: May 15, 2008

By: /s/ Darren P. Craig Darren P. Craig, Acting Chief Financial Officer and Principal Financial and Accounting Officer

Date: May 15, 2008

By: /s/ T. Kendall Hunt T. Kendall Hunt, Director

Date: May 15, 2008

By: /s/ Sarah L. Eames Sarah L. Eames, Director

Date: May 15, 2008

By: /s/ Robert R. Gilmore Robert R. Gilmore, Director